Exhibit 99.1


                   Advanced Marketing Services, Inc. Appoints
                    New President and Chief Executive Officer

SAN DIEGO, May 15, 2006--Advanced Marketing Services, Inc. (Pink Sheets: MKTS), a leading provider of customized wholesaling and contract distribution services, today announced the appointment of Gary M. Rautenstrauch as AMS's new president and chief executive officer, effective immediately.

Mr. Rautenstrauch has substantial experience and expertise in the wholesale book distribution industry. Mr. Rautenstrauch spent 22 years with Baker & Taylor (B&T), a wholesale distributor of books, video and music products and services to retailers and libraries worldwide, and was that company's president and chief executive officer from 2001 through 2003. During his career with Baker & Taylor, Mr. Rautenstrauch held numerous positions with the company and its subsidiaries, including executive vice president for technology, executive vice president for distribution, and chief operating officer. Under Mr. Rautenstrauch's leadership as president and chief executive officer of Baker & Taylor, the company improved its financial performance, increased its retail sales, enhanced its strategic position, and enhanced its distribution capabilities.

Most recently, from August 2005 until May 2006, Mr. Rautenstrauch was the chief executive officer of Blackwell's Book Services, a leading supplier of books and services to academic and research libraries throughout the world. Between his time at Baker & Taylor and Blackwell's, Mr. Rautenstrauch served in various consulting capacities.

Mr. Rautenstrauch, who is 52, holds an MBA in finance from New York University and a bachelor's degree in accounting from the University of Miami.

ABOUT ADVANCED MARKETING SERVICES
Headquartered in San Diego, Calif., Advanced Marketing Services is a leading provider of customized merchandising, wholesaling, distribution and publishing services, currently primarily to the book industry. The Company has operations in the U.S., Mexico, the United Kingdom and Australia and employs approximately 1,400 people worldwide. The Company provides a wide range of value-added services that provide its retail customers with book buying advice, promotional support and expert supply chain management, to ensure the success of their book programs. The Company's proprietary Vendor Managed Inventory (VMI) software in a unique tool that allows its book specialists to manage efficiently and effectively the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), an alliance of the Company's global book distribution operations, provides independent publishers with the exclusive full service English language sales and distribution services.


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Recent public announcements about AMS are available on both the Company's web site, www.advmkt.com, and on Business Wire, www.businesswire.com.

Forward-looking statements in this public announcement are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties.

Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the results of the independent audit of the Company's financial statements, the ongoing internal review, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company does not assume any duty to update forward-looking statements. Such statements are based on information available as of the date hereof, and are made only as of the date of this public announcement.

                                      # # #


Media Contact:
Michael C. Molina
Advanced Marketing Services
(858) 450-3522
michael.molina@advmkt.com

Investor Relations Contact:
Curtis R. Smith
(858) 450-3519
curt.smith@advmkt.com